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     CS FIRST BOSTON CORPORATION                  MONTGOMERY SECURITIES

          Park Avenue Plaza                       600 Montgomery Street
         55 East 52nd Street                 San Francisco, California 94111
      New York, New York 10055                 1-800-438-6571 (Toll Free)
     1-800-704-8076 (Toll Free)

           OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                      OF

                           FIRST INTERSTATE BANCORP

                                      FOR

                     TWO-THIRDS OF A SHARE OF COMMON STOCK

                                      OF

                             WELLS FARGO & COMPANY

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
 CITY TIME, ON       , 1996, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE
 TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

                                                                January  , 1996

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

  We have been appointed by Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), to act as Dealer Managers in connection with Wells Fargo's offer to exchange two-thirds of a share of common stock, par value $5.00 per share, of Wells Fargo (the "Wells Fargo Common Stock") for each outstanding share of Common Stock, par value $2.00 per share (each, a "Share" and collectively, the "Shares"), of First Interstate Bancorp, a Delaware corporation ("First Interstate"), including the associated common stock purchase rights (each, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of November 21, 1988, between First Interstate and First Interstate Bank of California, as successor Rights Agent, upon the terms and subject to the conditions set forth in the Prospectus, dated January , 1996 (the "Prospectus"), and in the related Letter of Transmittal (which together constitute the "Offer"), enclosed herewith.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION, THE WELLS FARGO STOCKHOLDER APPROVAL CONDITION, THE RIGHTS PLAN AND DGCL 203 CONDITION, THE FIB/FBS MERGER AGREEMENT CONDITION AND THE REGULATORY APPROVAL CONDITION (IN EACH CASE AS DEFINED IN THE PROSPECTUS). SEE "THE OFFER--MINIMUM TENDER CONDITION," "--WELLS FARGO STOCKHOLDER APPROVAL CONDITION," "--RIGHTS PLAN AND DGCL 203 CONDITION," "--FIB/FBS MERGER AGREEMENT CONDITION," "--REGULATORY APPROVAL CONDITION" AND "--CERTAIN OTHER CONDITIONS OF THE OFFER" IN THE PROSPECTUS.

  Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) has
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been satisfied or waived. Unless the First Interstate Distribution Date (as defined in the Prospectus) occurs, a tender of Shares will constitute a tender of the associated Rights. See "The Offer--Procedure for Tendering" in the Prospectus.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominees, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Prospectus dated January  , 1996;

    2. Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Shares in accepting the Offer and tendering Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. A return envelope addressed to the Exchange Agent.

  Wells Fargo will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Managers and the Information Agent as described in the Prospectus) in connection with the solicitation of tenders of Shares and Rights pursuant to the Offer. Wells Fargo will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Wells Fargo will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, NEW YORK CITY TIME, ON       , 1996, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, should be sent to the Exchange Agent, and certificates evidencing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

  If holders of Shares wish to tender Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer--Procedure for Tendering" in the Prospectus.

  Any inquiries you may have with respect to the Offer should be addressed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.

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  Additional copies of the enclosed materials may be obtained from the undersigned, at CS First Boston Corporation, telephone 1-800-704-8076 (Toll
Free) or Montgomery Securities, telephone 1-800-438-6571 (Toll Free) or by calling the Information Agent, D.F. King & Co., Inc. at 1-800-697-6974 (Toll
Free), or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          CS First Boston Corporation
                                          Montgomery Securities

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF WELLS FARGO, THE DEALER MANAGERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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